Exhibit 99

Accenture Names Jimmy Etheredge Group Chief Executive — North America

Marty Rodgers to succeed Etheredge as senior managing director — US Southeast

NEW YORK; July 18, 2019 – Accenture (NYSE: ACN) has appointed James (“Jimmy”) Etheredge group chief executive — North America. He succeeds Julie Sweet, who will become Accenture’s chief executive officer. Martin (“Marty”) Rodgers will succeed Etheredge as senior managing director — US Southeast. These changes are effective Sept. 1, 2019.

Etheredge, based in Atlanta, is currently senior managing director — US Southeast, responsible for the company’s business in 10 states, including the key markets of Atlanta, Charlotte and Washington, D.C. Previously, he was senior managing director of Accenture’s Products operating unit in North America, and he has been a member of the North America Leadership Team for nearly a decade. In his new role, Etheredge will lead the company’s business in North America, its largest geographic market, with revenues of approximately $18 billion for fiscal 2018, and will join Accenture’s Global Management Committee.

“Jimmy has distinguished himself as a proven leader during his 33 years with Accenture, and I’m delighted that he is stepping up to run our largest market, helping bring our best to clients every day,” said David Rowland, Accenture’s interim chief executive officer. “He is a tireless and passionate advocate for our culture of inclusion and diversity, and has long demonstrated thoughtful engagement as a champion for our people and communities.”

Julie Sweet, Accenture’s chief executive officer designate and chief executive officer — North America, said, “Jimmy’s unwavering commitment to our clients, people and communities — combined with his track record of helping organizations continuously innovate and transform —make him the right choice to continue driving momentum and growth for our clients and Accenture. I look forward to working with him to ensure a seamless transition and our next stage of market leadership.”

Rodgers is currently Accenture’s office managing director for metro D.C. — a role he will retain — and leads the company’s Health & Public Service practice in the US Southeast region. In his new position, he will lead Accenture’s business in the US Southeast region and will join the North America Leadership Team.

“Marty is a highly respected leader, and I am delighted to see him take this new role,” said Sweet. “He has more than 20 years of experience serving federal, commercial and nonprofit clients, and is a strong advocate for inclusion and diversity and corporate citizenship. I look forward to that continued commitment across our Southeast region.”

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 482,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Rachel Frey
Accenture
+1 917 452 4421
Rachel.Frey@accenture.com